Exhibit 99.1

Contact: PXRE Group Ltd. John Modin Chief Financial Officer 441-296-5858 john.modin@pxre.com	Investors: Citigate Sard Verbinnen Jamie Tully or Debbie Miller 212-687-8080 jtully@sardverb.com dmiller@sardverb.com

PXRE Group Ltd. PXRE House 110 Pitts Bay Road, Pembroke HM 08 Bermuda 441 296 5858 441 296 6162 FAX

PXRE REPORTS FOURTH QUARTER RESULTS
NET INCOME OF $32.8 MILLION

Company declares regular quarterly dividend

HAMILTON, Bermuda – (PR Newswire) – February 3, 2005 – PXRE Group Ltd. (NYSE: PXT) today announced results for the fourth quarter ended December 31, 2004. Highlights for the quarter included:

•	Net income was $32.8 million, or $1.09 per diluted share, compared to $27.8 million, or $1.14 per diluted share, in the fourth quarter of 2003
•	Net operating income per diluted share was $1.10 compared to $1.09 in the fourth quarter of 2003
•	Net premiums earned in the Catastrophe and Risk Excess segment were up 19%
•	Underwriting income was $38.4 million
•	On a fully diluted basis, book value per share was $21.30 at December 31, 2004

Full year 2004 results were impacted by $105 million in after-tax losses, net of reinstatement premiums, from the Florida hurricanes. Including this effect, highlights for the year were as follows:

•	Net income was $22.8 million, or $0.82 per diluted share, compared to $96.6 million, or $4.10 per diluted share in 2003
•	Net operating income per diluted share was $0.93 compared to $4.06 in 2003
•	Net premiums earned in the Catastrophe and Risk Excess segment were up 15%
•	Underwriting income was $47.4 million

Jeffrey L. Radke, President & Chief Executive Officer of PXRE Group, commented, “We are pleased by the strength of our fourth quarter results and our ability to achieve a full year profit of $22.8 million, despite the occurrence of more than $40 billion in worldwide natural catastrophes during 2004. As a property catastrophe specialist, our results will always be subject to the volatility of catastrophes. However, the relative size of our hurricane losses in 2004 demonstrated again the strength of our risk management capabilities, which are driven by our experienced underwriting team and our underwriting technology. Moreover, our efforts in this area will ensure that PXRE will always be able to capitalize on the opportunities that follow in the wake of major catastrophe losses.”

Several favorable events occurred in the fourth quarter of 2004:

•	In November, PXRE raised $98 million of primary capital in a follow-on offering. The offering was increased in size due to strong market demand, and the convertible preferred shareholders converted 2,208 preferred shares into 1.6 million common shares which they sold in the offering. As projected, the capital raised was fully deployed during the January 1 renewal cycle.
•	The Company reduced its general liability exited lines reserves by 50% through the commutation of its largest exited lines direct casualty program for approximately $1 million more than its September 30, 2004 booked reserves for the program.
•	PXRE reduced its finite risk exited lines reserves by 35% by commuting its largest finite reinsurance contract for $3 million less than the September 30, 2004 booked reserves.
•	PXRE retained a third-party nationally recognized actuarial firm to conduct its normal triennial full scope review of loss reserves. Net loss reserves recorded by PXRE were slightly in excess of the actuarial firm’s point estimate.

Radke added, “Looking forward to 2005, we expect to report strong results primarily due to our success during the key January 1 renewal. We expect to achieve 10% growth in Net Earned Cat & Risk Premium during 2005, or 15% growth excluding reinstatement premiums. Given our performance at January 1, our capital is being fully utilized and we expect 2005 net operating income per diluted share of $4.50 to $5.00, assuming normalized catastrophe activity.”

Net premiums earned in the Company’s core Catastrophe and Risk Excess segment for the quarter increased 19%, or $12.4 million, to $79.5 million compared to $67.1 million for the year-earlier period. The planned runoff of the Company’s exited businesses caused net premiums earned for the quarter to decrease by 4%, or $3.3 million, to $79.8 million from $83.1 million for the year-earlier period. Net premiums earned in the exited lines segment decreased 99%, or $15.8 million, during the quarter to $0.2 million from $16.0 million in the year-earlier period.

Revenues and Net Premiums Earned

($000’s)	Three Months Ended December 31,			Twelve Months Ended December 31,

	2004	2003	Change %	2004	2003	Change %

Revenues	$89,061	$93,286	(5)	$335,885	$355,325	(5)

Net Premiums Earned:
Cat & Risk Excess	$79,522	$67,065	19	$301,819	$262,063	15
Exited	234	15,998	(99)	6,253	58,870	(89)

	$79,756	$83,063	(4)	$308,072	$320,933	(4)

     Net premiums written in the Company’s core Catastrophe and Risk Excess segment increased 13%, or $6.5 million, during the quarter to $57.0 million compared to $50.5 million for the year-earlier period. PXRE’s planned runoff of its exited lines caused net premiums written to decrease 1%, or $0.7 million, to $56.3 million for the fourth quarter of 2004 from $57.0 million for the same period of 2003. Net premiums written in the exited lines segment decreased 112%, or $7.2 million, during the quarter to $(0.8) million from $6.4 million in the year-earlier period.

Net Premiums Written

($000’s)	Three Months Ended December 31,			Twelve Months Ended December 31,

	2004	2003	Change %	2004	2003	Change %

Net Premiums Written:
Cat & Risk Excess	$57,048	$50,545	13	$307,437	$266,223	15
Exited	(788)	6,435	(112)	2,350	12,188	(81)

	$56,260	$56,980	(1)	$309,787	$278,411	11

Net investment income for the fourth quarter of 2004 increased 34%, or $2.3 million, to $9.2 million from $6.9 million for the corresponding period of 2003. This increase was driven by $1.8 million in additional fixed maturity income primarily from an increase in the size of the portfolio and $1.0 million in additional income from hedge funds. PXRE’s hedge fund portfolio returned 3.6% for the fourth quarter of 2004 compared to 3.0% for the fourth quarter of 2003. Net realized investment losses were $0.2 million for the fourth quarter of 2004 compared to net realized investment gains of $1.8 million for the comparable quarter of 2003. Interest expense for the fourth quarter of 2004 was $3.4 million compared to $3.2 million for the comparable quarter of 2003.

PXRE’s GAAP loss ratio for the fourth quarter of 2004 was 42.4% compared to 54.3% for the fourth quarter of 2003. The loss ratio in the Company’s core Catastrophe and Risk Excess segment was 39.8% compared to 33.0% in the year-earlier period, reflecting losses incurred for the Asian Tsunami during the fourth quarter of 2004. The expense ratio was 22.7% for the fourth quarter of 2004 compared to 22.0% in the year-earlier quarter.

GAAP Ratios

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Loss Ratio, All Lines	42.4%	54.3%	73.5%	49.1%
Expense Ratio	22.7	22.0	24.5	25.6

Combined Ratio	65.1%	76.3%	98.0%	74.7%

Loss Ratio, Cat & Risk Excess	39.8%	33.0%	65.9%	27.3%

Operating results reflect a tax expense of 1.8% for the fourth quarter of 2004 compared to a tax benefit of 7.9% for the fourth quarter of 2003.

During the fourth quarter of 2004, PXRE recorded after-tax unrealized depreciation in investments of $2.4 million in other comprehensive income which resulted in a $0.07 decrease in fully diluted book value per share. The cause of this decrease in value was primarily an increase in interest rates during the quarter.

Net operating income was $33.1 million and net operating income per diluted share was $1.10 during the fourth quarter of 2004 compared to $26.6 million of net operating income and $1.09 of net operating income per diluted share for the corresponding period of 2003. Net income per diluted common share was $1.09 during the fourth quarter of 2004 compared to net income per diluted common share of $1.14 for the corresponding period of 2003.

Net operating income and net operating income per diluted share are non-GAAP financial measures. Reconciliations of net income to net operating income and net income per diluted common share to net operating income per diluted share are set forth in the attached schedule of Unaudited Financial Highlights. These reconciliations disclose adjustments, including items excluded from net income and adjustments to the net operating income per diluted share, because management does not consider these items to be an integral part of the Company’s performance or indicative of trends in its business operations in a particular period. The excluded items may be material in a period. Management believes that disclosing non-GAAP financial measures, such as net operating income and net operating income per diluted share, provides useful information regarding PXRE’s results of operations consistent with industry practices, which enables investors, security analysts and rating agencies to make performance comparisons with PXRE’s competitors.

On a fully diluted basis, book value per share increased to $21.30 per share at December 31, 2004 from $20.34 per share at September 30, 2004. The December 31, 2004 book value reflects the sale of 4,382,121 of our common shares during the fourth quarter via a public offering and exercise of the underwriters over-allotment associated with this offering for net proceeds of $98.2 million.

The Company also noted that Series 1 of its convertible preferred shares, which represents 62% of the total convertible preferred shares outstanding, will mandatorily convert on March 31, 2005. These shares were originally scheduled to convert on April 4, 2005, but in the interest of presenting a balance sheet reflecting the conversion on March 31st, PXRE reached an agreement with the preferred shareholders to convert four days early. PXRE will credit these shareholders with an amount equal to the additional four days of dividends they otherwise would have received. Commencing in April 2005, dividends on the remaining preferred shares will be paid in cash, rather than additional preferred shares.

Separately, the Company announced that its Board of Directors has declared a regular quarterly cash dividend of $0.06 per common share. The dividend will be paid on February 28, 2005, to shareholders of record as of February 14, 2005.

PXRE – with operations in Bermuda, Barbados, the United States and Europe – provides reinsurance products and services to a worldwide marketplace. The Company’s primary focus is providing property catastrophe reinsurance and retrocessional coverage. The Company also provides marine, aviation and aerospace products and services. The Company’s shares trade on the New York Stock Exchange under the symbol “PXT.”

PXRE Group Ltd. is scheduled to hold a conference call with respect to its fourth quarter financial results on Friday, February 4, 2005 at 10:00 a.m. Eastern Time.

A live webcast of the conference call will be available online at www.pxre.com. The dial-in numbers are (800) 810-0924 for U.S. and Canadian callers and (913) 981-4900 for international callers. The reservation number for both is 915951. Following the conclusion of the presentation, the webcast will remain available online through March 4, 2005 at www.pxre.com. In addition, a replay of the call will be available from February 4, 2005 – February 11, 2005 by dialing (888) 203-1112. Callers dialing from outside the U.S. and Canada can access the replay by dialing (719) 457-0820. Please enter 915951 as the conference ID.

Quarterly financial statements are expected to be available on the Company’s website under the press release section of News and Events after market close on February 3, 2005. To request other printed investor material from PXRE or additional copies of this news release, please call (441) 296-5858, send e-mail to Investor.Relations@pxre.com, or visit www.pxre.com. in this release that are not strictly historical are forward-looking and are based upon current expectations and assumptions of management.

Statements included herein, as well as statements made by or on behalf of PXRE in its communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 as amended. These forward-looking statements, identified by words such as “intend,” “believe,” “anticipate,” or “expects” or variations of such words or similar expressions are based on current expectations, speak only as of the date hereof, and are subject to risk and uncertainties. In light of the risks and uncertainties inherent in all future projections, these forward-looking statements in this report should not be considered as a representation by us or any other person that the Company’s objectives or plans will be achieved. The Company cautions investors and analysts that actual results or events could differ materially from those set forth or implied by the forward-looking statements and related assumptions, depending on the outcome of certain important factors including, but not limited to, the following: (i) because of exposure to catastrophes, PXRE’s financial results may vary significantly from period to period; (ii) The Company may be overexposed to losses in certain geographic areas for certain types of catastrophe events; (iii) PXRE operates in a highly competitive environment; (iv) reinsurance prices may decline, which could affect the Company’s profitability; (v) underwriting reinsurance includes the application of judgment, the assessment of probabilities and outcomes, and assumption of correlations, which are subject to inherent uncertainties; (vi) reserving for losses includes significant estimates which are also subject to inherent uncertainties; (vii) a decline in the credit rating assigned to the Company’s claim-paying ability may impact its potential to write new or renewal business; (viii) a decline in the Company’s ratings may require us to transfer premiums retained by us into a beneficiary trust or may allow clients to terminate their contract with us; (ix) The Company’s investment portfolio is subject to market and credit risks which could result in a material adverse impact on its financial position or results; (x) because PXRE depends on a few reinsurance brokers for a large portion of revenue, loss of business provided by them could adversely affect us; and the Company’s reliance on reinsurance brokers exposes us to their credit risk; (xi) the impact of recently announced investigations of broker fee and placement arrangements could adversely impact the Company’s ability to write more business; (xii) the Company has exited the finite reinsurance business, but claims in respect of the business the Company wrote could have an adverse effect on its results of operations; (xiii) the Company may be adversely affected by foreign currency fluctuations; (xiv) retrocessional reinsurance subjects us to credit risk and may become unavailable on acceptable terms; (xv) the impairment of the Company’s ability to provide collateral to cedents could affect its ability to offer reinsurance in certain markets; (xvi) the reinsurance business is historically cyclical, and the Company may experience periods with excess underwriting capacity and unfavorable premium rates; conversely, PXRE may have a shortage of underwriting capacity when premium rates are strong; (xvii) regulatory constraints may restrict the Company’s ability to operate its business; (xviii) contention by the United States Internal Revenue Service that the Company or its offshore subsidiaries are subject to U.S. taxation could result in a material adverse impact on the Company’s financial position or results; and (xix) changes in tax laws, tax treaties, tax rules and interpretations could result in a material adverse impact on the Company’s financial position or results. In addition to the factors outlined above that are directly related to PXRE’s business, PXRE is also subject to general business risks, including, but not limited to, adverse state, federal or foreign legislation and regulation, adverse publicity or news coverage, changes in general economic factors, the loss of key employees and other factors set forth in PXRE’s SEC filings. The factors listed above should not be construed as exhaustive. Therefore, actual results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements.

PXRE undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events (including catastrophe events), or otherwise.

PXRE Group Ltd.
Unaudited Financial Highlights
(Dollars in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Gross premiums written	$60,188	$65,017	$346,035	$339,140

Net premiums written	$56,260	$56,980	$309,787	$278,411

Revenues	$89,061	$93,286	$335,885	$355,325
Losses and expenses	(55,698)	(67,492)	(318,220)	(257,836)

Income before income taxes, cumulative effect of accounting change and convertible preferred shares	33,363	25,794	17,665	97,489
Income tax provision (benefit)	610	(2,046)	(6,234)	841

Income before cumulative effect of accounting change and convertible preferred share dividends	32,753	27,840	23,899	96,648
Cumulative effect of accounting change, net of $0.2 million tax benefit	—	—	(1,053)	—

Net income before convertible preferred share dividends	$32,753	$27,840	$22,846	$96,648

Net income per diluted common share	$1.09	$1.14	$0.82	$4.10

Average diluted shares outstanding (000’s)	29,938	24,462	27,745	23,575

Net income before convertible preferred share dividends	$32,753	$27,840	$22,846	$96,648
Adjustments, net of tax:
Realized investment losses (gains)	128	(1,019)	423	(1,543)
Cumulative effect of accounting change	—	—	1,053	—
Severance, net of pension gain	—	—	1,020	—
Foreign exchange losses (gains)	212	(223)	336	665

Net operating income (1)	$33,093	$26,598	$25,678	$95,770

Net income per diluted common share	$1.09	$1.14	$0.82	$4.10
Adjustments, net of tax:
Realized investment (gains) losses	—	(0.04)	0.02	(0.07)
Cumulative effect of accounting change	—	—	0.04	—
Severance, net of pension gain	—	—	0.04	—
Foreign exchange losses (gains)	0.01	(0.01)	0.01	0.03

Net operating income per diluted share (1)	$1.10	$1.09	$0.93	$4.06

Financial Position:	Dec. 31, 2004		Dec. 31, 2003

Cash and investments	$1,165,208		$1,012,327
Total assets	1,454,416		1,359,647
Reserve for losses and loss expenses	460,084		450,635
Shareholders’ equity	696,555		564,516
Book value per common share (2)	21.30		22.24
Return on equity for the year	3.7%		19.2%
Statutory surplus:
PXRE Reinsurance Ltd.	749,100	(3)	425,839
PXRE Reinsurance Company	224,700	(4)	425,210
Ratings (A.M. Best/ S&P):
PXRE Reinsurance Ltd.	A/A		A/A
PXRE Reinsurance Company	A/A		A/A

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

GAAP Ratios:
Loss ratio	42.4%	54.3%	73.5%	49.1%
Expense ratio	22.7%	22.0%	24.5%	25.6%

Combined ratio	65.1%	76.3%	98.0%	74.7%

Losses Incurred by Segment:
Cat & Risk Excess	$31,679	$22,103	$198,898	$71,458
Exited	2,117	22,995	27,449	86,140

	$33,796	$45,098	$226,347	$157,598

Commission and Brokerage, Net of Fee Income by Segment:
Cat & Risk Excess	$7,834	$6,903	$32,729	$30,616
Exited	(238)	1,113	1,597	11,710

	$7,596	$8,016	$34,326	$42,326

Underwriting Income (Loss) by Segment: (5)
Cat & Risk Excess	$40,009	$38,059	$70,192	$159,989
Exited	(1,645)	(8,110)	(22,793)	(38,980)

	$38,364	$29,949	$47,399	$121,009

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2004	2003	2004	2003

Underwriting Income Reconciled to Income Before Income Taxes, Cumulative Effect of Accounting Change and Convertible Preferred Shares:
Net underwriting income (7)	$38,364	$29,949	$47,399	$121,009
Net investment income	9,237	6,906	26,178	26,931
Net realized investment (losses) gains	(161)	1,836	(150)	2,447
Other operating expenses	(10,533)	(10,252)	(41,293)	(39,701)
Foreign exchange (losses) gains	(102)	534	(80)	(143)
Interest expense	(3,442)	(3,179)	(14,389)	(13,034)
Other	—	—	—	(20)

Income before income taxes, cumulative effect of accounting change and convertible preferred shares	$33,363	$25,794	$17,665	$97,489

(1)	Net operating income (a non-GAAP financial measure) is net income excluding after-tax realized investment gains and losses, cumulative effect of accounting change, severance expenses, net of a pension gain and foreign exchange losses. These items are excluded because management does not consider these items to be an integral part of the Company’s performance or indicative of trends in the business operations in a particular period. The excluded items may be material in a period. Management believes that disclosing non-GAAP financial measures such as net operating income provides useful information regarding PXRE’s results of operations consistent with industry practices, which enables investors, security analysts and rating agencies to make performance comparisons with PXRE’s competitors.
(2)	After considering convertible preferred shares.
(3)	Estimated and before inter-company eliminations.
(4)	Estimated.
(5)	Underwriting Income (Loss) by Segment (a GAAP financial measure): The Company’s reported underwriting results are its best measure of profitability for its individual underwriting segments and accordingly are disclosed in the footnotes to the Company’s financial statements required by SFAS 131, Disclosures about Segments of an Enterprise and Related Information. Underwriting Income (Loss) by Segment is calculated by subtracting losses incurred and commission and brokerage, net of fee income from net earned premiums. PXRE does not allocate net investment income, net realized investment gains (losses), interest expense, other operating expenses or foreign exchange gains or losses to its respective underwriting segments.

These preliminary financial statements are unaudited and do not include footnotes that customarily accompany a complete set of financial statements; these footnotes will be furnished when the Company makes its filing on Form 10-K for the year ended December 31, 2004.

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